UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2016

ConforMIS, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Crosby Drive
Bedford, MA 01730
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed by ConforMIS, Inc. (the “Company”) on October 24, 2016, the Company announced that Mark A. Augusti has accepted the appointment as President and Chief Executive Officer of the Company, effective November 14, 2016 (the “Effective Date”).
On November 28, 2016, the size of the Board of Directors (the “Board”) was increased from seven to eight members, and Mr. Augusti was elected as a director of the Company. Mr. Augusti will receive no additional compensation for serving as a director. The Company will enter into an indemnification agreement with Mr. Augusti in substantially the form entered into with the other directors and officers of the Company.
In connection with his employment, the Company entered into a letter agreement, dated October 19, 2016, and, on December 2, 2016, the Board approved an amendment and restatement of that letter agreement (as amended and restated, the “Employment Agreement”) which sets forth certain terms of Mr. Augusti’s employment. There are no family relationships between Mr. Augusti and any of our directors or executive officers and no other arrangements or understandings between Mr. Augusti and any other persons pursuant to which he was selected as the Company’s President and Chief Executive Officer, effective as of the Effective Date. Additionally, there are no related party transactions involving the Company and Mr. Augusti that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.
Pursuant to the terms of the Employment Agreement, Mr. Augusti will receive an annual base salary of $520,000. In addition, he will receive a one-time signing bonus of $200,000 and will be eligible to receive an annual target performance bonus of 75% of Mr. Augusti’s annual base salary. The actual performance bonus percentage is discretionary and will be subject to the Board’s assessment of Mr. Augusti’s performance as well as general business conditions at the Company. Mr. Augusti will not receive an annual performance bonus for fiscal year 2016.
The Employment Agreement further provides that the Board will grant Mr. Augusti an incentive stock option to purchase shares of the Company’s common stock having a Black Scholes value of as of the date of grant of $800,000 (the “Option Grant”) under the Company’s stock incentive plan (the “Plan”). The Option Grant will vest and become exercisable with respect to 25% of the total number of shares after one year and thereafter in equal monthly installments over a three-year period following December 2, 2017. The Employment Agreement also provides that the Board will grant to Mr. Augusti a restricted stock award for 44,750 shares of the Company’s common stock (the “RSA Grant”) under the Plan. The RSA Grant will vest in four equal installments on each anniversary of the grant. In February 2017, Mr. Augusti will additionally be eligible to receive initial annual long-term incentive equity awards with an aggregate target value of up to $800,000 under the Company’s long-term incentive program. Mr. Augusti will be also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.
Additionally, the Employment Agreement provides that Mr. Augusti’s employment with the Company is at will and may be terminated by either party at any time for any or no reason or cause. In the event Mr. Augusti’s employment is terminated without cause, Mr. Augusti will be eligible to receive severance pay in the form of salary continuation on the Company’s standard payroll dates following the termination date. Mr. Augusti will also receive a continuation of group health insurance coverage through COBRA with the cost of such benefits to be shared in the same relative proportion by the Company and Mr. Augusti as in effect on the date of termination. In the event of a change in control of the Company, Mr. Augusti will be entitled to accelerated vesting of his then unvested equity grants.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: December 2, 2016	By:	/s/ Paul Weiner
Paul Weiner
Chief Financial Officer